NEWS RELEASE

Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES ANNOUNCES RECEIPT OF NYSE CONTINUED LISTING STANDARD NOTICE

FORT WORTH, Texas - August 22, 2016 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced the receipt on August 19, 2016 of formal notice of non-compliance (the “NYSE Notice”) with the New York Stock Exchange (the “NYSE”) market capitalization and share price continued listing standards. Section 802.01B of the NYSE Listed Company Manual (the “Manual”) prohibits the Company’s average global market capitalization over a consecutive thirty trading-day period from being less than $50,000,000 at the same time its stockholders' equity is less than $50,000,000. Section 802.01C of the Manual requires the average closing price of the Company’s common shares to be at least $1.00 per share over a consecutive thirty trading-day period. As noted in the NYSE Notice, as of August 18, 2016, the average closing price of Basic’s common shares over the preceding 30 trading-day period was $0.98 per share, the average global market capitalization over the preceding thirty trading-day period was approximately $41.7 million and the last reported stockholders’ deficit was approximately ($62.4) million as of June 30, 2016.

Basic has ten business days from receipt of the NYSE Notice to send a letter to the NYSE confirming receipt of the NYSE Notice and its intent to cure the deficiencies. Upon submission of such a letter, Basic would then submit a business plan within 45 days that demonstrates compliance with the market capitalization and stockholders’ equity listing standard within eighteen months following the NYSE Notice. Upon receipt of such plan, the NYSE would have 45 calendar days to review and determine whether Basic has made reasonable demonstration of its ability to come into conformity with the relevant standards within the eighteen-month period. The NYSE will either accept the plan, at which time Basic would be subject to ongoing quarterly monitoring for compliance with the plan, or the NYSE will not accept the plan and Basic would be subject to suspension and delisting proceedings.
Basic has a period of six months from the date of the NYSE Notice to regain compliance with the minimum share price criteria by bringing its share price and thirty trading-day average share price above $1.00. Basic can regain compliance at any time during the six-month cure period if Basic’s common shares have a closing price of at least $1.00 per common share on the last trading day of any calendar month during the cure period and an average closing price of at least $1.00 per common share over the thirty-trading day period ending on the last trading day of that month.

Under the NYSE rules, Basic’s common shares will continue to be listed and traded on the NYSE during the cure periods outlined above, subject to Basic’s compliance with other continued listing requirements. The current noncompliance with the NYSE listing standards does not affect Basic’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements, nor does it trigger any violation of its material debt or other obligations. Basic is considering all available options to regain compliance with the NYSE’s continued listing standards. Basic can provide no assurances that it will be able to satisfy any of the steps outlined above and maintain the listing of its shares on the NYSE.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs more than 3,400 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.
Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, (v) competition within our industry, (vi) Basic's ability to comply with its financial and other covenants and metrics in its debt agreements, as well as any cross-default provisions, and (vii) Basic’s ability to successfully obtain approval from the NYSE on a plan that demonstrates Basic’s ability to regain compliance with applicable NYSE continued listing standards. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

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